Exhibit 3.1

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)   Exact name of corporation: PRECISION OPTICS CORPORATION, INC.

(2)   Registered office address: 22 East Broadway, Gardner, MA 01440

(3)   Date adopted: September 20, 2023

(4)   Approved by:

(check appropriate box)

☒ the directors without shareholder approval and shareholder approval was not required;

OR

☐ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)   The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:

Article I
Corporate Name

The exact name of the corporation is Precision Optics Corporation, Inc. (the “Corporation”).

Article II
Purpose

Precision Optics Corporation, Inc. has been formed to provide a variety of services and products to the United States Government, various specialized industrial customers as well as individual customers. These goods and services include, but are not limited to, the provision of engineering, technical, marketing and management consultation in optical intensive and multi-disciplined fields of technology; the design, development and production of optical systems and specialized components of both conventional and unconventional optical materials; the development, production and marketing of optical, laser-related and other technology oriented instrumentation for measurement, process control and robotic application in both industrial and consumer markets.

The Corporation also is permitted to carry on any manufacturing, mercantile, selling, management, service, or other business, operation, or activity which may be lawfully carried on by a corporation organized under the Business Corporation Act, whether or not related to those referred to in the foregoing paragraph.

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Article III
Authorized Shares

The total number of shares and the par value, if any, of each class of stock that the Corporation is authorized to issue is as follows:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	50,000,000	$.01

Article IV
Preferences, Limitations, and Rights of Classes or Series of Shares

Not applicable.

Article V
Restrictions on Transfer

These Articles of Organization impose no restrictions on the transfer of shares of stock of any class.

Article VI
Other Lawful Provisions

6.1. The Corporation may carry on any business, operation, or activity referred to in Article 2 to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction with or in a joint venture or other arrangement with any corporation, association, trust, firm, or individual.

6.2. The Corporation may carry on any business, operation or activity through a wholly or partly owned subsidiary.

6.3. The Corporation may be a partner in any business enterprise which it would have power to conduct by itself.

6.4. The directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law or the by-laws requires action by the stockholders.

6.5. Meetings of the stockholders may be held anywhere in the United States.

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6.6. Except as otherwise provided by law, no stockholder shall have any right to examine any property or any books, accounts, or other writings of the Corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the Corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the Corporation shall be prima facie evidence that such examination would be adverse to the interests of the Corporation. Every such examination shall be subject to such reasonable regulations as the directors may establish in regard thereto.

6.7. The directors may specify the manner in which the accounts of the Corporation shall be kept and may determine what constitutes net earnings, profits, and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the board of directors otherwise specifies, the excess of the consideration for any share of its capital stock with par value issued by it over such par value shall be surplus. The board of directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by it, in which case the balance of such consideration shall be surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

6.8. The purchase or other acquisition or retention by the Corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no stockholder shall have any right to demand any distribution from the Corporation, except as and to the extent that the stockholders shall have provided at the time of authorizing such reduction.

6.9. The directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any director, officer, or stockholder of this Corporation individually, or any individual having any interest in any concern which is a stockholder of this Corporation, or any concern in which any of such directors, officers, stockholders, or individuals has any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction, or other act of the Corporation, and

(1)	such contract, transaction, or act shall not be in any way invalidated or otherwise affected by that fact;

(2)	no such director, officer, stockholder, or individual shall be liable to account to the Corporation for any profit or benefit realized through any such contract, transaction, or act; and

(3)	any such director of the Corporation may be counted in determining the existence of a quorum at any meeting of the directors or of any committee thereof which shall authorize any such contract, transaction, or act, and may vote to authorize the same;

provided, however, that any contract, transaction, or act in which any director or officer of the Corporation is so interested individually or as a director, officer, trustee, or member of any concern which is not a subsidiary or affiliate of the Corporation, or in which any directors or officers are so interested as holders, collectively, of a majority of shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a subsidiary or affiliate of the Corporation, shall be duly authorized or ratified by a majority of the directors who are not so interested, to whom the nature of such interest has been disclosed and who have made any findings required by law;

the term “interest” including personal interest and interest as a director, officer, stockholder, shareholder, trustee, member, or beneficiary of any concern;

the term “concern” meaning any corporation, association, trust, partnership, firm, person, or other entity other than the Corporation; and

the phrase “subsidiary or affiliate” meaning a concern in which a majority of the directors, trustees, partners, or controlling persons is elected or appointed by the directors of the Corporation, or is constituted of the directors or officers of the Corporation.

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To the extent permitted by law, the authorizing or ratifying vote of the holders of shares representing a majority of the votes of the capital stock of the Corporation outstanding and entitled to vote for the election of directors at any annual meeting or a special meeting duly called for the purpose (whether such vote is passed before or after judgment rendered in a suit with respect to such contract, transaction, or act) shall validate any contract, transaction, or act of the Corporation, or of the board of directors or any committee thereof, with regard to all stockholders of the Corporation, whether or not of record at the time of such vote, and with regard to all creditors and other claimants under the Corporation; provided, however, that

A.	with respect to the authorization or ratification of contracts, transactions, or acts in which any of the directors, officers, or stockholders of the Corporation have an interest, the nature of such contracts, transactions, or acts and the interest of any director, officer, or stockholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting;

B.	the stockholders so voting shall have made any findings required by law;

C.	the stockholders so interested may vote at any such meeting except to the extent otherwise provided by law; and

D.	any failure of the stockholders to authorize or ratify such contract, transaction, or act shall not be deemed in any way to invalidate the same or to deprive the Corporation, its directors, officers or employees of its or their right to proceed with or enforce such contract, transaction, or act.

If the Corporation has more than one class or series of capital stock outstanding, the vote required by this paragraph shall be governed by the provisions of the Articles of Organization applicable to such classes or series.

No contract, transaction, or act shall be avoided by reason of any provision of this paragraph 6.9 which would be valid but for such provision or provisions.

6.10. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Massachusetts Business Corporation Act as in effect at the time such liability is determined. No amendment or repeal of this paragraph 6.10 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

6.11. The Corporation shall have all powers granted to corporations by the laws of The Commonwealth of Massachusetts, provided that no such power shall include any activity inconsistent with the Business Corporation Act or the general laws of said Commonwealth.

Article VII
Effective Date

The effective date of these Restated Articles of Organization is the date and time these Restated Articles of Organization were received for filing if the articles are not rejected within the time prescribed by law.

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Signature and Certification

It is hereby certified that these Restated Articles of Organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: none

Signed by:	/s/ Joseph N. Forkey
Joseph N. Forkey, President

On this 26th day of September, 2023.

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